                                                                  EXHIBIT 10.28


                         MEMBER GAS PURCHASE AGREEMENT

                                     DATED

                                 MARCH 1, 1996

                                  BY AND AMONG

                           APACHE GATHERING COMPANY,
                              APACHE CORPORATION,
                           MW PETROLEUM CORPORATION,
                              DEK ENERGY COMPANY,
                    APACHE TRANSMISSION CORPORATION - TEXAS
                                      AND
                             APACHE MARKETING, INC.

                                   AS SELLER

                                      AND

                        PRODUCERS ENERGY MARKETING, LLC

                                    AS BUYER

                               TABLE OF CONTENTS

                                                                                                        PAGE
ARTICLE I       DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II      SUBJECT MATTER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.1        Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     2.2        Covenant to Cooperate on Transportation   . . . . . . . . . . . . . . . . . . . . . . .   4
     2.3        Covenant to Cooperate on Production   . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III     COMMITMENT OF GAS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.1        Committed Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     3.2        Excluded Gas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.3        Disposition Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     3.4        Affiliates and Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.5        Seller's Estimate; Scheduling   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     3.6        Operational Reservations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     3.7        Lien Gas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IV      QUANTITY; SCHEDULING AND TRANSPORTATION
                OF DAILY VOLUMES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.1        Purchase and Sale Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.2        Certain Events Related to the Delivery and
                Taking of Committed Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     4.3        Provision Regarding Output Contract Laws  . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE V       DELIVERY POINT(S)   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     5.1        Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI      QUALITY, PRESSURE AND MEASUREMENT   . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.1        Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     6.2        Nonconforming Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE VII     PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.1        Initial Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.2        Alternate Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.3        Costs of Delivery   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     7.4        Redetermination of Index(es) and Index Price Adjustments  . . . . . . . . . . . . . . .  15

ARTICLE VIII    BILLING AND PAYMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.1        Invoice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.2        Monthly Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.3        Disputed Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     8.4        Errors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     8.5        Overdue Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     8.6        Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     8.7        INDEMNITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IX      EFFECTIVE DATE AND TERM; RELEASE OF GAS   . . . . . . . . . . . . . . . . . . . . . . .  19
     9.1        Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     9.2        Restricted Gas; Release of Committed Gas  . . . . . . . . . . . . . . . . . . . . . . .  20
     9.3        Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE X       FORCE MAJEURE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

     10.1       Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     10.2       Exclusions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     10.3       Labor Disputes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     10.4       Marketing of Force Majeure Gas  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE XI      IMBALANCE RESOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     11.1       Generally   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     11.2       Cooperation of Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     11.3       Liability for Penalties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     11.4       Operational Flow Orders   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

ARTICLE XII     CERTAIN EVENTS AFFECTING PERFORMANCE  . . . . . . . . . . . . . . . . . . . . . . . . .  25
     12.1       Buyer and Seller Events   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
     12.2       Offset Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE XIII    CERTAIN DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     13.1       Other Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE XIV     MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     14.1       Seller's Title Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     14.2       No Continuing Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     14.3       Government Regulation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     14.4       Exclusion of Consequential Damages  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     14.5       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     14.6       Assignability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     14.7       Choice of Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     14.8       Integration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     14.9       Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     14.10      Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     14.11      Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     14.12      Construction of Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     14.13      Relationship of Parties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     14.14      Representations and Warranties of the Seller  . . . . . . . . . . . . . . . . . . . . .  31
     14.15      Representations and Warranties of Buyer   . . . . . . . . . . . . . . . . . . . . . . .  32
     14.16      Seller's Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     14.17      No Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     14.18      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     14.19      Waiver of Consumer Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                         MEMBER GAS PURCHASE AGREEMENT


         THIS MEMBER GAS PURCHASE AGREEMENT ("Agreement") is made and entered by and among APACHE GATHERING COMPANY, a Delaware corporation, APACHE CORPORATION, a Delaware corporation, MW PETROLEUM CORPORATION, a Colorado corporation, DEK ENERGY COMPANY, a Delaware corporation, APACHE TRANSMISSION CORPORATION - TEXAS, a Texas corporation, and APACHE MARKETING, INC., a Delaware corporation (together with all Affiliates (as hereinafter defined), collectively herein referred to as "Seller") and PRODUCERS ENERGY MARKETING, LLC ("Buyer" and sometimes referred to herein as "LLC"), a Delaware limited liability company.

                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell and Buyer desires to purchase Committed Gas (as hereinafter defined) in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the covenants and agreements herein contained, Seller and Buyer do hereby contract and agree with each other as follows:

                                   ARTICLE I.

                                  DEFINITIONS

         For the purposes hereof, the following words, phrases and terms shall have meanings as defined below. Other words, phrases and terms are defined elsewhere in this Agreement.

         1.1 "Affected Party" shall mean a party whose ability to perform its obligations under this Agreement has been affected by an Event.

         1.2 "Affiliate" shall mean any individual, partnership, corporation, limited liability company, trust or other Entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a person or Entity. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than fifty (50%) percent of the voting rights attributable to the controlled corporation, and, with respect to any individual, partnership, trust, other Entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Entity. For purposes of this Agreement, (i) Buyer and Seller shall not be deemed Affiliates, and (ii) field-wide and individual well units created pursuant to 52 O.S. Section 287.8 (and like statutes in jurisdictions other than Oklahoma) shall not be deemed Affiliates of Buyer or Seller.

         1.3 "Aggregation Area" shall mean zones, pooling points or other marketing aggregation areas established by the Tariff of a Transporter. The Aggregation Area(s), subject to revision in accordance with Section 5.1, are listed in EXHIBIT A.

         1.4        "Alternate Price" shall have the meaning set forth in
Section 7.2.

         1.5        "BTU" shall mean British Thermal Unit.

         1.6 "Business Day" means a day other than a Saturday, Sunday or a legal holiday or a day on which banking institutions are authorized by law to close in Houston, Texas.

         1.7        "Committed Gas" shall have the meaning set forth in Section
3.1.

         1.8 "Contract Price" shall mean the Initial Price or the Alternate Price, as applicable.

         1.9        "C.T." shall mean Central Time.

         1.10 "Day" shall mean a period of twenty-four (24) consecutive hours commencing at 7:00 a.m. C.T. on one calendar day and ending at 7:00 a.m. C.T. on the following calendar day.

         1.11       "Deferred Amount" shall have the meaning set forth in
Section 8.2.

         1.12 "Delivery Point(s)" means the measuring station or other measurement facilities at the point of interconnection between the facilities of Seller (or Seller's Transporter, as the case may be) and the facilities of Buyer (or Buyer's Transporter, as the case may be) where Committed Gas is transferred by Seller to Buyer. The Delivery Point(s), subject to revision in accordance with Section 5.1, are described in EXHIBIT A.

         1.13       "Effective Date" shall mean April 1, 1996.

         1.14 "Event" shall mean a Buyer Event, as defined in Section 12.1(a), or a Seller Event, as defined in Section 12.1(b).

         1.15 "Entity" shall mean any association, corporation, general partnership, limited partnership, limited liability company, joint stock association, joint venture, firm, trust, business trust, cooperative, and foreign associations of like structure.

         1.16       "Excluded Gas" shall have the meaning set forth in Section
3.2.

         1.17 "FERC" means the Federal Energy Regulatory Commission or any successor thereto having jurisdiction.

         1.18 "Gas" or "gas" shall mean natural gas produced from gas wells, casinghead gas produced from oil wells, and residue gas resulting from the processing of such gas well gas or casinghead gas.

         1.19 "Imbalance Penalties" means, for Committed Gas delivered to each Delivery Point(s), any imbalance penalty charges assessed against Buyer or Seller by a Transporter pursuant to such Transporter's Tariff for Buyer's failure to take or Seller's failure to deliver Seller's Estimate for such Delivery Point(s), or Buyer's failure to submit a timely and accurate nomination to such Transporter.

         1.20 "Index" for a particular source of supply in the area where the applicable Delivery Point(s) is/are located shall be that published index(es) which has been determined by mutual agreement (or if there is no published index for the relevant Delivery Point(s), then suchother index(es) as may be selected by mutual agreement), to best represent the market price for Gas of like quantities and quality at the Delivery Point(s), after Index Price Adjustments. The initial Index(es) applicable to each Delivery Point(s) is
(are) set forth on EXHIBIT A.

         1.21 "Index Price" for any Delivery Point(s) shall be the price for Gas determined by the applicable Index on the first Day of the applicable Month.

         1.22 "Index Price Adjustments" shall mean, with respect to an Index Price for any Delivery Point(s), all actual and reasonable net costs, and/or differentials, customarily taken into account in the natural gas marketing industry in determining basis, and necessary to adjust the Index Price for Gas to accurately reflect the market price for Gas of like quantities and quality at the Delivery Point(s). The initial Index Price Adjustments applicable to each Delivery Point(s) are listed on EXHIBIT A.

         1.23       "Initial Price" shall have the meaning set forth in Section
7.1.

         1.24 "Material Buyer Take Event" shall have the meaning set forth in Section 4.2(c).

         1.25 "Month," as applicable, shall mean (i) the period beginning on the first Day of each calendar month and ending at the beginning of the first Day of the next succeeding calendar month or (ii) if the above-referenced definition of "Month" differs from the meaning of such term in the Tariff of the applicable Transporter in a context where such difference is applicable to the provision in question, then the term "Month" shall have the meaning set forth in such Tariff.

         1.26       "MMBtu" shall mean one million (1,000,000) British Thermal
Units.

         1.27 "Net Profit Before Profit Sharing" shall have the meaning set forth in the Participant Profit Sharing Agreement.

         1.28 "Operational Flow Order" or "OFO" shall have the meaning set forth in Section 11.4.

         1.29 "Participating Producers" shall mean the parties (other than the LLC) to participant profit sharing agreements.

         1.30 "Participant Profit Sharing Agreement" shall mean a Participant Profit Sharing Agreement between Buyer and Seller executed and delivered in accordance with Section 9.2(c)(i).

         1.31 "Participant Aggregate Profit Sharing Amount" shall have the meaning set forth in the Participant Profit Sharing Agreement.

         1.32 "Reference Rate" shall mean the lesser of (i) two percent (2%) above the per annum rate of interest announced from time to time as the "prime rate" for commercial loans by Chase Manhattan Bank of New York (or its successor), as such "prime rate" may change from time to time, or (ii) the maximum applicable nonusurious rate of interest.

         1.33       "Restricted Gas" shall have the meaning set forth in
Section 9.2.

         1.34 "Seller's Estimate" means, with respect to each Delivery Point(s), Seller's good faith estimate under Section 3.5 of the quantity of Committed Gas that Seller expects to deliver at each such Delivery Point(s) for the relevant Month.

         1.35 "Seller's Wells" means the wells described on EXHIBIT A, as such Exhibit may be revised from time to time in accordance with this Agreement.

         1.36 "Tariff" means (i) the currently effective tariff of a Transporter, as filed from time to time with the FERC or any other governmental authority, or (ii) if a Transporter does not have a tariff on file with the FERC or any other governmental authority, such Transporter's currently effective operating policies and procedures, as such policies and procedures may change from time to time.

         1.37 "Transporter" shall mean an interstate or intrastate pipeline, including, without limitation, a gathering pipeline, that transports Committed Gas.

         1.38 "Unaffected Party" shall mean a party whose ability to perform its obligations under this Agreement has not been affected by an Event.

         1.39       "Year" shall be a period of twelve (12) consecutive Months.


                                  ARTICLE II.

                                 SUBJECT MATTER

         2.1 Generally. Subject to the other terms and conditions of this Agreement (including, without limitation, Article IV), Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller deliverable Committed Gas.

         2.2 Covenant to Cooperate on Transportation. Subject to the other terms and provisions of this Agreement, the parties understand and agree that Buyer shall make arrangements for the resale and the transportation of Committed Gas sold hereunder from the Delivery Point(s), and Seller agrees to provide reasonable cooperation as may be necessary to effectuate such resale and transportation. Notwithstanding the foregoing, however, neither party shall be obligated to build pipelines or other transportation facilities to effect the delivery or receipt of Committed Gas hereunder.

         2.3        Covenant to Cooperate on Production.      Subject to the
other terms and conditions of this Agreement, Buyer will take Committed Gas in the manner that is least disruptive to Seller's operations. Without limiting the generality of the foregoing, Buyer shall give priority, to the fullest extent practicable, to accepting deliveries of Committed Gas (i) that is casinghead Gas and/or Gas that is produced from oil wells, (ii) the production of which is necessary to maintain Seller's leases in full force and effect, or
(iii) the production of which is necessary to avoid injury to Seller's reservoirs or material diminution in the aggregate production therefrom. Seller will notify Buyer of anticipated operational considerations at the time Seller's Estimate is provided to Buyer in accordance with Section 3.5. Seller will notify Buyer of unanticipated operational considerations within 24 hours after Seller becomes aware of such considerations, and Buyer will respond to such notice as soon as it is commercially reasonable for Buyer to do so.


                                  ARTICLE III.

                               COMMITMENT OF GAS

         3.1 Committed Gas. During the term hereof and subject to any limitations herein set forth, Seller shall sell to Buyer and Buyer shall purchase from Seller all Gas production owned or controlled (as defined in Article XIII) by Seller during the term of this Agreement in North America (onshore and offshore), excluding, however, Gas defined as Excluded Gas. All Gas described in the preceding sentence shall be hereinafter referred to as "Committed Gas." Buyer's obligations under this
Section 3.1 with respect to Canada are contingent upon Buyer's creation of lawful and commercially reasonable legal structures for doing business in Canada, it being explicitly agreed and understood, without limitation of the foregoing, that such structures (a) shall minimize any and all taxes payable in the United States, Canada or any state or province or other governmental body thereof (including, without limitation, severance taxes, income taxes, franchise taxes, and obligations with respect to payment of provincial royalties in respect of Committed Gas), (b) shall comply with all applicable laws of the United States, Canada, or any state or province or other governmental body thereof (including, without limitation, all energy regulatory laws, all laws respecting the export or import of Gas, all laws respecting investment in Canada or its provinces, all laws respecting the operation of foreign-owned business organizations in Canada or its provinces and all laws governing business organizations), and (c) shall otherwise be operationally satisfactory and commercially reasonable, all the foregoing determinations with respect to such Canadian matters to be made by mutual agreement of Buyer and Seller.

         3.2 Excluded Gas. "Excluded Gas" shall mean and include (a) at Seller's sole discretion, Gas owned or controlled by Seller that is being sold, on the Effective Date, on behalf of Seller under a joint operating agreement, unit operating agreement or similar agreement to which Seller is a party, (b) at Seller's sole discretion, Gas production commencing or acquired from a new source after the Effective Date which is owned or controlled by Seller and which Seller elects to have sold on its behalf under a joint operating agreement, unit operating agreement or similar agreement to which Seller is a party at any time after the Effective Date, provided that the quantity of such Gas, when available for initial delivery by Seller, does not exceed 150,000 cubic feet per Day per well, (c) at Seller's sole discretion, Gas sold under
(i) any binding and enforceable Gas sales contracts existing on the Effective Date, and (ii) any binding and enforceable Gas sales contracts burdening properties acquired by Seller after the Effective Date (insofar as the same existed as of the date of acquisition) during the primary term thereof and any extensions of contracts described in (i) or (ii) above made in accordance with the terms of such contracts governing extensions or renewals (it being understood, however, that Seller, at its sole discretion, may have such contracts administered by Buyer in accordance with that certain Contract Administration Agreement of even date herewith between Seller and Buyer), and
(iii) applicable calls on production, rights of first refusal or similar rights in favor of third parties with respect to Gas of the sort customarily found in joint operating agreements, unit agreements or other agreements typically entered into in connection with Gas exploration and production activities, to which agreements Seller is a party on the Effective Date, and (iv) applicable calls on production or reversionary rights to convert retained overriding royalties into working interests in favor of third parties with respect to Gas production commencing or acquired after the Effective Date, such rights being of the sort customarily found in farm-ins or other drill-to-earn agreements,
(d) Gas subject to the reservations set forth in Sections 3.6 and 3.7, (e) Disposition Gas (as defined in Section 3.3, if released in accordance with Sections 3.3 and 9.2), (f) Lien Gas (as defined in Section 3.7, if released in accordance with such Section 3.7), (g) other Committed Gas released from this Agreement pursuant to the other terms hereof, (h) Withdrawal Gas (as defined in Section 9.2, if released in accordance with such Section 9.2), or (i) such other Gas as Buyer and Seller may mutually agree.

         3.3        Disposition Gas.

                 (a) Definition of Disposition Gas. "Disposition Gas" shall mean Committed Gas no longer owned or controlled by Seller as the result of a Disposition, INSOFAR, AND ONLY

INSOFAR, AS Buyer determines pursuant to Section 9.2 that such Gas is not Restricted Gas (and only such Gas which is not Restricted Gas shall be Disposition Gas and be excluded from the term "Committed Gas" in accordance with Section 9.2). For purposes hereof, the term "Disposition" means, with regard to Committed Gas, a sale, trade, exchange or other transaction (other than transactions governed by Section 3.7) whereby title and benefits of ownership of Committed Gas are directly or indirectly transferred to one or more third parties, including, without limitation, (i) a sale or transfer of properties from which Committed Gas is produced, except to the extent the same is sold or transferred to another Affiliate of such Seller (excluding, however, any Sold Company (as hereinafter defined)), (ii) a sale or transfer of a production payment in and from (or any other interest in or to the production from) properties from which Committed Gas is produced, except to the extent the same is sold or transferred to another Affiliate of such Seller, (iii) a sale or transfer of all of the stock owned, legally or beneficially, of an Affiliate of such Seller, except to the extent the same is sold or transferred to another Affiliate of such Seller, (iv) a sale or transfer of all or so much of the equity ownership, legally or beneficially owned or held, in and to an Affiliate ("Sold Company") of such Seller that, following the consummation of the sale or transfer, the Sold Company would no longer be an Affiliate of such Seller. For purposes of this Section 3.3, the term "third party" shall not include any Affiliate of Seller. Notwithstanding the foregoing, Disposition Gas sold, traded, exchanged or otherwise transferred in a Disposition (whether such Disposition is consummated in a single or in multiple related transactions) in which Seller receives cash or other consideration having an aggregate value of less than $1,000,000, shall not be subject to the provisions of Section 3.3 or 9.2, shall not be deemed Restricted Gas under any circumstances, and shall be sold, traded, exchanged or otherwise transferred free and clear of the requirements of this Agreement, without notice to Buyer and without Buyer's consent.

                    (b) Notice and Determination. Seller shall provide Buyer with written notice of any intended Disposition as soon as practicable, but not less than forty (40) Days before closing a Disposition. In its notice to Buyer, Seller shall provide Buyer with a listing of the affected Delivery Point(s) and the quantities of such Committed Gas estimated in good faith to be producible from the properties to be subject to the Disposition. Seller shall also provide Buyer with such additional information regarding such Disposition as Buyer may reasonably request under the circumstances, but only if such information is material to Buyer's determination pursuant to Section 9.2(b) regarding its ability to satisfy its obligations to sell Gas to third parties. Upon receipt of the information necessary to make its determination pursuant to
Section 9.2, Buyer shall immediately begin considering whether any of the Committed Gas subject to such contemplated Disposition shall be Restricted Gas (as defined in Section 9.2). Buyer shall make its determination regarding such Committed Gas in accordance with and subject to the terms of Section 9.2, not later than thirty (30) Days following receipt of a notice from Seller complying with the requirements of the second grammatical sentence of this Section 3.3(b). Such determination shall be in writing, shall be delivered to Seller within such 30- Day period, and shall either indicate that (i) such Committed Gas shall be sold, traded, exchanged or otherwise transferred free and clear of the requirements of this Agreement, or (ii) all or a portion of such Committed Gas shall be Restricted Gas, and set forth the information required pursuant to the second grammatical sentence of Section 3.3(b). Buyer's failure to respond within such period shall be deemed, for purposes of Section 9.2, an acknowledgement that none of the Disposition Gas is Restricted Gas, an all of the Committed Gas, subject to the proposed Disposition, shall be released from the terms of this Agreement in accordance with and subject to the terms of
Section 9.2. THE CONSEQUENCES DESCRIBED IN THE PRECEDING GRAMMATICAL SENTENCE SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR BUYER'S FAILURE TO NOTIFY SELLER, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, OF BUYER'S DETERMINATION REGARDING THE EXISTENCE OF RESTRICTED GAS (IF ANY) IN CONNECTION WITH A DISPOSITION, AND ALL

OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED IN RESPECT OF SUCH EVENT. Notwithstanding anything stated herein to the contrary, to the extent that Seller fails to consummate the proposed Disposition within one hundred eighty (180) Days following Buyer's receipt of Seller's notice provided in accordance with this Section 3.3(b), Seller shall be required to notify Buyer in writing of the status of such Disposition, and shall continue to provide such notification to Buyer at thirty (30) Day intervals thereafter until the Disposition is either consummated or abandoned (it being understood and agreed that Seller shall notify Buyer in writing within thirty (30) Days of the date on which such Disposition is consummated or abandoned). If the contemplated Disposition is abandoned, or if Seller fails timely to give the notices required by the preceding grammatical sentence, then Buyer's determination under Section 9.2 of how much of the Committed Gas, subject to the Disposition, is Restricted Gas and how much of it is Disposition Gas shall automatically terminate, and Seller shall once again be obligated to comply with all notice obligations under this Section 3.3, and will be subject to a new determination by Buyer under Section 9.2, in connection with any future proposed Disposition of all or any part of such Committed Gas.

                    (c) Certain Exceptions. It is specifically understood and agreed that Seller's sale of Committed Gas to a third party in connection with a prepayment, conveyance of a production payment, or similar transaction in which Committed Gas is sold in place prior to production, shall not be subject to the requirements of Section 9.2, if and only if the contract(s) pursuant to which such Committed Gas is/are sold are administered by Buyer in accordance with the Contract Administration Agreement. Solely for purposes of facilitating Buyer's performance of its obligations under the Contract Administration Agreement, Seller shall give Buyer thirty (30) Days' written notice before the consummation of a transaction of the type described in this
Section 3.3(c).

         3.4 Affiliates and Subsidiaries. Each party included in the term "Seller" shall cause any and all of their current and future Affiliates (including subsidiaries) which own or control Gas production in North America, onshore or offshore (but excluding any Gas defined as Excluded Gas), to the extent not already parties to the Agreement and to the extent this Agreement is still in full force and effect, to ratify, approve, assume and agree to be bound by all of the terms, obligations, and provisions of this Agreement.

         3.5        Seller's Estimate; Scheduling.

                    (a) Seller's Estimate Generally. For each Month during the term of this Agreement, Seller shall provide Buyer with Seller's Estimate on or before 12 noon C.T. on the fourth Day preceding the close of the New York Mercantile Exchange gas futures contract for the applicable Month. Buyer shall make nominations to Transporters, and generally make all arrangements necessary for the receipt, transportation and delivery to market of the Committed Gas for the applicable Month, all in accordance with Seller's Estimate (it being understood that Buyer shall have no obligation to make arrangements for firm transportation of the Committed Gas unless specifically agreed to in writing by Buyer and Seller). If Seller fails to update Seller's Estimate for any Delivery Point(s) for the applicable Month, the Seller's Estimate for such Delivery Point(s) during the previous Month will serve as Seller's Estimate for the Month in question.

                    (b) Reforecasts by Seller. The parties shall confer at either party's initiative during each Month to reforecast the quantities of Committed Gas scheduled to be delivered or taken pursuant to Seller's Estimate. Without limiting the generality of the foregoing, Seller shall advise Buyer of its intention to exercise its rights under Section 3.6(e) by the deadline set forth therein. Seller shall promptly notify Buyer of any material changes in the quantities of

Committed Gas scheduled to be delivered or taken pursuant to Seller's Estimate, as well as any condition or event that is reasonably likely to change such quantities in such Estimate.

                    (c) Estimates of Additional Quantities of Committed Gas. Seller and Buyer are aware that additional quantities of Committed Gas from new sources of supply not included in Seller's Estimate will become available for delivery to Buyer at various times after the first Day of an applicable Month. At least two Business Days before the Day that Seller wishes to begin deliveries of such additional quantities of Committed Gas, Seller shall provide Buyer with a written notice setting forth (i) the Delivery Point(s) at which Seller wishes to make such deliveries, (ii) the quantities of Committed Gas that Seller estimates will be delivered to each such Delivery Point during the Month in which initial deliveries occur, (iii) the Index(es) applicable to such Delivery Point(s), (iv) any Index Price Adjustments applicable to the price determined in accordance with such Index(es) and (v) any other information set forth on Exhibit A. The Contract Price for such additional quantities shall be determined in accordance with the foregoing information, subject to the provisions of Article VII, including without limitation the rights of Buyer to propose other Index(es) or Index Price Adjustments in accordance with Section
7.4. Buyer shall take such additional Quantities of Committed Gas in accordance with, and subject to the terms of, Section 4.1.



         3.6 Operational Reservations. Seller reserves unto itself, its successors, assigns and Affiliates the following rights and quantities of Gas sufficient to satisfy such rights:

                 (a) To operate Seller's leaseholds, lands and/or interests therein, free from any control by Buyer, in such manner as Seller deems advisable for the development and operation of Seller's leases (or on any unit, including, without limitation, field-wide units), including the right (but never the obligation) to drill new wells, enhance production, to repair and rework Seller's Wells, to renew and extend (in whole or in part) any lease, to abandon any well or surrender any lease (in whole or in part) for any reason, to abandon, modify, extend or dispose of any production facilities owned or installed (in whole or in part) by Seller, to treat Gas, to use Gas as compressor fuel, to use Gas to generate power in connection with leasehold operations, to lift oil by repressuring, recycling or pressure maintenance operations, and to otherwise operate such leases and fields free from any control by Buyer.

                 (b) To deliver Gas in quantities sufficient to fulfill Seller's royalty or lease obligations from time to time, Seller's agreements for easements, unit agreements, unit operating agreements, operating agreements or any similar agreements affecting Seller's wells.

                 (c) To remove from its Gas all liquids, liquefiable hydrocarbons, oil and/or condensate, both by lease separation and/or processing in a plant prior to delivery at the Delivery Point(s). Seller, in its sole discretion, may have Buyer negotiate on Seller's behalf a processing agreement with the operator of a plant located upstream of the Delivery Point for the processing of Seller's Gas, or administer any such new processing agreement or an existing processing agreement for Seller, as part of the services Buyer provides to Seller pursuant to that certain Member Service Agreement, of even date herewith, between Seller and Buyer (the "Service Agreement"), for the fees specified therein. The liquids, liquefiable hydrocarbons, oil and/or condensate removed (or the propanes, butanes, motor fuel or other products obtained) therefrom (collectively "Removed Products") shall not be deemed Committed Gas, nor shall such Removed Products otherwise be subject to this Agreement. Wherever Seller is causing the Gas to be processed for its own account prior to delivery at the Delivery Point(s), Seller shall use commercially reasonable efforts to reserve the right to take residue Gas in kind, and any residue Gas taken in kind shall be deemed Committed Gas subject to this Agreement with the Delivery Point for same being at the tailgate of the plant. If economically prudent, Buyer will use good faith efforts to cause the Gas to be processed for Buyer's account and at Buyer's sole cost at a plant located downstream of the Delivery Point under one or more processing agreements with terms of three (3) years or less unless Seller's consent to a longer processing agreement is obtained, and, in such event, (i) the quantity of the residue Gas redelivered to Buyer by the plant will be used to calculate the Committed Gas to be purchased and paid for hereunder and the Throughput under the Limited Liability Company Agreement dated October 27, 1995, which created Buyer (the "LLC Agreement"), (ii) Buyer will remit to Seller the net revenue derived from such processing determined as the remainder of (a) the revenues received from the sale of the Removed Products by Buyer or from the plant, as applicable, minus (b) the sum of (1) the total transportation costs incurred by Buyer for upstream transportation of the PVR or condensate, (2) all fees and charges paid to the plant for the processing services, (3) all taxes and other charges due on the Removed Products, the Gas (but only to the extent associated with the processing), or the act of processing or selling such items, and (4) the compensation due Buyer for negotiating and administering the processing agreement as provided in the Service Agreement; provided, however, it is expressly understood that if the net revenue for a Month is equal to or less than zero (0), Seller shall not owe Buyer any money under this clause
(ii).  The term "PVR" shall mean, with respect to each Month, the difference in
(i) the quantity of Gas delivered by Seller to Buyer and tendered to the plant for processing, as measured at the plant inlet, and (ii) the quantity of residue Gas redelivered to Buyer after processing in the plant, which difference will represent the fuel, shrinkage and lost and unaccounted for quantities allocated to the quantity of the Gas tendered for processing.

                 (d) To produce Gas without waste and in accordance with prudent oil and gas field practices. Seller shall not be required to produce any well at a rate in excess of the rate fixed by law or regulation or in excess of the rate of flow which Seller determines, in its discretion, exercised in good faith as a prudent operator, should be produced from such well.

                 (e) To curtail or shut-in Gas due to prices that are unacceptable to Seller. Seller shall give Buyer notice of any curtailment or shut-in of Committed Gas before delivery of Seller's Estimate in Section 3.5. Each curtailment notice shall be in writing and shall identify the quantities of Committed Gas that Seller intends to curtail or shut-in, the Delivery Point(s) affected, and the expected duration of such curtailment or shut-in period. Seller shall not, however, shut-in or curtail any quantities of Committed Gas hereunder during any Month in which such quantities have been included in Seller's Estimate. Seller shall notify Buyer at least two (2) Business Days prior to any applicable deadline in Transporter(s)' Tariffs for nominations (or nomination changes) of Seller's intent to resume Sales of Committed Gas for which Seller has previously given Buyer notice of Seller's intention to shut-in or curtail deliveries during the current applicable Month under this Section 3.6(e). Committed Gas reserved pursuant to this Section 3.6(e) shall not be sold to a third party during any shut-in period.

                 (f) The right to pool or unitize Seller's leases with other leases of Seller or others located in the field in which Seller's Wells are located (it being understood that the Gas attributable or allocated to Seller's interest in the pool or unit so created will remain Committed Gas).

                 (g) Gas required to be delivered to third parties under the common law governing relationships between cotenants, or under gas balancing agreements or similar arrangements affecting any of Seller's Wells.


         3.7     Lien Gas.

                 (a) Generally. Notwithstanding anything stated herein to the contrary, Seller shall in no way be prohibited or precluded from assigning or granting a security interest, lien or other encumbrance (collectively, referred to as "Liens") to secure the repayment of obligations that Seller owes to commercial banks, insurance companies or other financial or trade creditors (collectively, "Lenders") on any of the properties owned by Seller from which Committed Gas is produced.

                 (b) Certain Rights. Seller shall use commercially reasonable efforts to obtain from its Lenders an agreement that their Liens shall be subordinate or otherwise subject to Buyer's rights and obligations under this Agreement. If Seller notifies Buyer in writing that Seller has been unsuccessful in obtaining such an agreement from its Lenders, Buyer hereby agrees to subordinate its rights and interests hereunder and shall execute and deliver to such Lenders such instruments or agreements in form and substance reasonably satisfactory to Lenders and Buyer, as may be necessary to evidence Buyer's subordination of its rights and interests in such Committed Gas. The Committed Gas in which Buyer's rights are so subordinated shall be herein referred to as "Lien Gas." Notwithstanding anything stated herein to the contrary, Lien Gas shall remain Committed Gas hereunder so long as Lenders permit such Committed Gas to be sold to Buyer, notwithstanding any provisions in the documents creating or evidencing the Liens that assign or purport to assign the Committed Gas to Lenders; but such Lien Gas shall be released from the terms of this Agreement if Lenders foreclose their Lien, or exercise any other remedy under the documents creating the Lien that would result in the transfer of the title and the benefits of ownership of the Lien Gas to such Lenders. Seller shall use commercially reasonable efforts in cooperating with Buyer to (i) subject such Lien Gas to the terms of this Agreement as Committed Gas hereunder, or (ii) continue sales of Lien Gas under this Agreement, or under another contract with terms and conditions substantially the same as those of this Agreement.

                 (c) Other Transactions. It is specifically understood and agreed that Seller may enter into financing transactions with a third party other than those pursuant to which a Lien is created, including, without limitation, transactions such as prepayments, conveyances of production payments, or conveyances of overriding royalty interests, so long as the Gas burdened by such transaction (including, without limitation, any Gas that was Committed Gas prior to the consummation of such transaction) shall be sold to Buyer as Committed Gas under the terms and conditions of this Agreement.


                                   ARTICLE IV

         QUANTITY; SCHEDULING AND TRANSPORTATION OF DAILY VOLUMES

         4.1     Purchase and Sale Obligation.

                 (a) Seller's Delivery Obligation. Commencing on the Effective Date and continuing through the term hereof, Seller agrees to sell and deliver, or cause to be delivered and sold (excepting an event of Force Majeure or any other reason excusing the performance of Seller's obligation to sell and deliver Committed Gas hereunder, and subject in all respects to the provisions of Sections 4.2(a) and 4.2(d)) to Buyer at the Delivery Point(s) one hundred percent (100%) of deliverable Committed Gas, including, without limitation, (i) one hundred percent (100%) of the quantities of Gas equal to Seller's Estimate as set forth in Section 3.5(a), and (ii) one hundred percent (100%) of additional Committed Gas as set forth in Section 3.5(c). It is specifically understood and agreed that Seller shall have no obligation to deliver (x) additional quantities of Committed Gas from new sources of supply described in Section 3.5(c), in the Month when such additional quantities become available for delivery, if such additional quantities were not previously included in Seller's Estimate for that Month and (y) quantities of Committed Gas for which Seller has given notice of its intention to curtail or shut-in pursuant to Section 3.6(e).

                 (b) Buyer's Take Obligation. Commencing on the Effective Date and continuing through the term hereof, Buyer agrees to take and purchase (excepting an event of Force Majeure or any other reason excusing the performance of Buyer's obligation to purchase and take Committed Gas hereunder), and subject in all respects to the provisions of Sections 4.2(b) and 4.2(d)) from Seller at the Delivery Point(s) one hundred percent (100%) of deliverable Committed Gas, including, without limitation (a) one hundred percent (100%) of Committed Gas delivered in accordance with Seller's Estimate as set forth in Section 3.5(a), (b) one hundred percent (100%) of additional Committed Gas for which Seller has given written notice as set forth in Section 3.5(c), and (c) one hundred percent (100%) of Committed Gas previously shut-in, for which Seller has notified Buyer of Seller's intent to resume sales as provided in Section 3.6(e). It is specifically understood and agreed that Buyer shall have no obligation to take quantities of Committed Gas for which Seller has given notice of its intention to curtail or shut-in pursuant to
Section 3.6(e). Buyer shall use commercially reasonable efforts to receive Committed Gas at uniform hourly and Daily rates of flow.

         4.2     Certain Events Related to the Delivery and Taking of Committed
Gas.

                 (a) Seller Delivery Event. If, during any Month, Seller fails for any reason (other than Force Majeure or any other reason excusing performance of Seller's obligation to deliver Committed Gas hereunder) to deliver 100% of deliverable Committed Gas required to be delivered in accordance with Section 4.1 (subject in all respects to the next-to-last grammatical sentence of this Section 4.2(a), a "Seller Delivery Event"), and Buyer, acting in a commercially reasonable manner, must purchase Gas to replace such quantities in order to satisfy Buyer's legal obligations to third parties for the Month in question, then Seller shall pay Buyer, in accordance with the provisions of Article VIII, an amount equal to the product of (i) the positive difference between (A) the price per MMBtu actually paid by Buyer for the replacement quantities and (B) the Contract Price that Buyer would have paid for the quantities of Committed Gas not delivered by Seller and (ii) the quantities of such replacement Gas purchased by Buyer. Seller shall also pay Buyer, in accordance with the provisions of Article VIII, the amount of any reasonably incurred incidental out-of-pocket costs incurred by Buyer (including, by way of example rather than enumeration, brokers' fees), less any expenses saved by Buyer, in consequence of such Seller Delivery Event. Notwithstanding the foregoing, no Seller's Delivery Event shall exist with respect to any Month so long as the quantity of Committed Gas (including, without limitation, any additional quantities of Committed Gas delivered pursuant to Sections 3.5(a), 3.5(c) or 3.6)) delivered at each Aggregation Area is within a variance (positive or negative) of the lesser of (y) five percent (5%) between quantities set forth in Seller's Estimate and quantities delivered by Seller, or (z) the tolerance permitted by the Tariff of the relevant Transporter. Nothing in the preceding grammatical sentence shall be construed as relieving Seller from liability for an Imbalance Penalty arising under Section 11.3 or amounts payable in respect of a violation of an OFO, as more particularly set forth in Section 11.4.

                 (b) Buyer Take Event. If, during any Month, Buyer fails for any reason (other than Force Majeure or any other reason excusing performance of Buyer's obligation to take Committed Gas hereunder) to take at least ninety-eight percent (98%) of deliverable Committed Gas required to be taken in accordance with Section 4.1 (a "Buyer Take Event"), then such untaken Committed Gas shall be released to Seller for the remainder of such Month, and Buyer shall give Seller such notice as may be reasonably practicable under the circumstances to facilitate Seller's ability to sell such Committed Gas. Seller, acting in a commercially reasonable manner, may sell such untaken Gas to a third party and Buyer shall pay Seller, in accordance with the provisions of Article VIII, an amount equal to the product of (w) the positive difference between (A) the Contract Price that Buyer would have paid for the quantities of Committed Gas not taken by Buyer and (B) the price per MMBtu actually received by Seller for such untaken Committed Gas from such third party and (x) the positive difference between (A) the quantities of deliverable Committed Gas required to be taken in accordance with Section 4.1 and (B) the quantities of Committed Gas taken by Buyer. If Seller cannot sell such untaken Committed Gas to a third party, the Seller shall receive no payment whatsoever in accordance with the preceding grammatical sentence. Buyer shall also pay Seller the amount of any reasonably incurred incidental out-of-pocket costs incurred by Seller (including, by way of example rather than enumeration, brokers' fees), less any expenses saved by Seller, in consequence of a Buyer Take Event.

                 (c) Material Buyer Take Event. Seller may, in its discretion, terminate this Agreement if a Material Buyer Take Event occurs and Seller gives Buyer written notice of Seller's intention to terminate this Agreement within 90 days after the last Day of the calendar Year or calendar quarter (as the case may be) in which a Material Buyer Take Event occurs (it being understood that such termination shall be effective upon the effective date of the lawful withdrawal of APACHE GATHERING COMPANY as a member of LLC). Seller's right to terminate this Agreement for a Material Buyer Take Event shall be waived if Seller fails to deliver to Buyer the notice described in the preceding grammatical sentence of this Section 4.2(c) within the 90-Day period set forth therein. The exercise of Seller's remedies for a Buyer Take Event in accordance with Section 4.2(b), after the occurrence of a Material Buyer Take Event, and termination of this Agreement in accordance with this Section 4.2(c), shall be Seller's sole and exclusive remedies for a Material Buyer Take Event. Such termination shall be treated as a lawful withdrawal of Seller from LLC for purposes of Section 9.2 of this Agreement, and will be subject to all other provisions of such Section 9.2, including, without limitation, those provisions regarding Buyer's determination of Restricted Gas. "Material Buyer Take Event" shall mean Buyer's failure for any reason (other than Force Majeure or any other reason excusing performance of Buyer's obligation to take Committed Gas hereunder) to take (i) 95% of deliverable Committed Gas as set forth in Seller's Estimate during any calendar Year or
(ii) 90% of deliverable Committed Gas as set forth in Seller's Estimate during any calendar quarter.

                 (d) Exclusive Consequences of Seller Delivery Event, Buyer Take Event or Material Buyer Take Event. The sole consequences of a Seller Delivery Event are set forth in Section 4.2(a), the sole consequences of a Buyer Take Event are set forth in Section 4.2(b), and the sole consequences of a Material Buyer Take Event are set forth in Section 4.2(c). ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED IN RESPECT OF SUCH EVENTS. THE PARTIES ACKNOWLEDGE THAT THE CONSEQUENCES OF THE EVENTS SET FORTH IN THIS
ARTICLE IV ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND THAT THE CONSEQUENCES SET FORTH HEREIN RESPECTING SUCH EVENTS CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS THAT WOULD BE SUFFERED BY EITHER PARTY AS A RESULT OF SUCH EVENT.

         4.3 Provision Regarding Output Contract Laws. The parties acknowledge that deliveries of Committed Gas hereunder may increase or decrease significantly from Month to Month as a consequence of the routine conduct of the parties' operations and a variety of factors affecting the market for Gas generally. Accordingly, the parties agree that (a) the obligations of Seller
(i) to sell and deliver Committed Gas and (ii) of Buyer to purchase and receive Committed Gas, and (b) the methods used by Buyer and Seller pursuant to Section
3.5 to estimate the quantities of Committed Gas to be sold by Buyer and purchased by Seller from Month to Month hereunder, are all commercially reasonable means, arrived at by both parties, acting in good faith, to minimize the severity of such increases and decreases in deliveries, consistent with the commercial realities of producing and marketing the Committed Gas and the realities of Gas markets generally. The parties agree that Section 2.306 of the Texas Business and Commerce Code, or any provision of any law with similar provisions (collectively, "Output Contract Laws"), is inapplicable to this Agreement and the transactions hereby contemplated. To the extent that any Output Contract Laws are held to apply to this Agreement and the transactions hereby contemplated, the parties hereby WAIVE AND RELINQUISH any defenses to the enforcement of this Agreement arising from such Output Contract Laws, and any claims that may be asserted by either party arising from such Output Contract Laws.



                                   ARTICLE V.

                               DELIVERY POINT(S)

         5.1 Generally. Committed Gas shall be delivered at the Delivery Point(s) set forth on EXHIBIT A hereto (the "Delivery Point(s)"), as such EXHIBIT A shall be updated from time to time by agreement of the parties, consistent with their obligations under this Agreement. Title to the Committed Gas shall pass to Buyer at the Delivery Point(s). As between the parties hereto, Seller shall be responsible for any damage or injury caused by the Committed Gas until it has been delivered to Buyer at the Delivery Point(s), after which Buyer shall be responsible for any damage or injury caused thereby. Either party may request in writing that the other party change any Delivery Point(s) set forth in EXHIBIT A. The other party shall not unreasonably withhold its consent to the proposed change (it being specifically understood and agreed, however, that the withholding of such consent shall be reasonable if such other party would suffer economic detriment as a result of the proposed change). Changes in Aggregation Area(s) pursuant to changes in the Tariff of a Transporter shall also be reflected on EXHIBIT A within 30 Days after either Buyer or Seller has learned of such change.



                                  ARTICLE VI.

                       QUALITY, PRESSURE AND MEASUREMENT

         6.1 Generally. Unless otherwise provided elsewhere in this Agreement, all Committed Gas sold and purchased hereunder shall be of the same quality, delivered at the same pressure and measured in the same manner as provided from time to time in the then effective filed Tariff of the applicable Buyer's Transporter receiving and transporting the Gas for the Buyer at the applicable Delivery Point(s) (or such Transporter's other rules, guidelines, and policies to the extent applicable and in effect). EXCEPT AS MADE IN THIS
SECTION 6.1 AND IN SECTION 14.1 (REGARDING SELLER'S TITLE), SELLER MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO GAS SOLD HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         6.2 Nonconforming Gas. As to Committed Gas which fails to meet the quality or pressure specifications above set forth, Buyer at its option may refuse to accept any or all such Committed Gas (to be hereinafter referred to as "Nonconforming Gas"). Acceptance of any or all Nonconforming Gas shall not be deemed a waiver of Seller's obligations hereunder with respect to such Gas or Buyer's rights with respect to any future deliveries of Nonconforming Gas. Seller shall bring such Nonconforming Gas into conformity with the requirements of Section 6.1 and, if such efforts are successful, such Nonconforming Gas shall once again be Committed Gas and subject in all respects to the terms and conditions of this Agreement. If it would be uneconomical for Seller to bring such Nonconforming Gas into conformity with the requirements of Section 6.1, however, Seller shall notify Buyer in writing of that fact (providing, in such notice, Seller's reasons for such conclusion and the facts in support thereof), whereupon Buyer may, in its discretion (a) accept such Nonconforming Gas for delivery at a price mutually acceptable to Buyer and Seller, (b) have such Gas brought into conformity with Section 6.1 at its sole cost and expense or (c) release such Nonconforming Gas from this Agreement. Without limiting the generality of the foregoing provision, however, it is expressly agreed and understood that either party may, but neither shall be obligated to, install and operate facilities to bring the Gas into conformity with such specifications. Any such facilities shall be installed, operated and maintained at the sole cost, risk and expense of the party which elected to install such facilities. Either party may discontinue the operation of such facilities if, in the sole judgment of the party installing same, such operation is uneconomical. If neither party elects to install or continue the operation of such facilities, Nonconforming Gas shall be released from the terms hereof within thirty (30) Days of Buyer's or Seller's written request for such a release. The provisions of this Section 6.2 set forth the sole remedies for the delivery or non-acceptance, as applicable, of Nonconforming Gas.

                                  ARTICLE VII.

                                     PRICE

         7.1 Initial Price. Except as otherwise provided in Section 7.2, Buyer shall pay Seller one hundred percent (100%) of the Initial Price for all Committed Gas delivered hereunder during any Month. "Initial Price" shall mean the Index Price, after Index Price Adjustments. In the event more than one published index is listed on Exhibit "A" for use in determining the Index Price for Gas at a Delivery Point, then the Index Price will be calculated using an average of the published indices with appropriate Index Price Adjustments (hereinafter referred to as a "Basket Price"); provided, however, if the indices utilized in calculating the Basket Price in any Month differ by $0.15 per MMBtu or more, then the Basket Price will not be utilized for such Month in determining the Index Price and the Index Price for such Month will be determined for such source by applying the relevant indices to the actual volumes for the pipeline(s) on which the Gas actually flowed during such Month less any applicable Index Price Adjustments; provided, however, Buyer shall use its best efforts to sell the Gas to a customer on the pipeline that has the highest published index.

         7.2     Alternate Price.

                 (a) Generally. Notwithstanding the provisions of Section 7.1, Buyer shall pay Seller 100% of the Alternate Price (hereinafter defined) for the quantities of Committed Gas delivered for such Month at each Aggregation Area that exceed, for any reason (including, without limitation, the delivery of additional quantities of Committed Gas in accordance with
Section 3.5(c)) 105% of the sum of the quantities of Committed Gas estimated for the Delivery Point(s) included in each such Aggregation Area, as set forth in Seller's Estimate for such Month. Such quantities of Committed Gas delivered in excess of 105% of Seller's Estimate for such Month shall be hereinafter referred to as the "Excess Quantities." The Alternate Price, however, shall be paid only if the difference between (i) the product of (a) the Initial Price and (b) the Excess Quantities and (ii) the product of (a) the Alternate Price and (b) the Excess Quantities, exceeds $5,000.

                 (b) Definition of Alternate Price. "Alternate Price" means (i) the arithmetical average of Daily prices (to be computed from the Day on which initial deliveries of Excess Quantities takes place, until the final Day of the applicable Month) determined by the Gas Daily Index applicable to the Delivery Point(s) included in each Aggregation Area where such Excess Quantities are delivered, after (ii) Index Price Adjustments.

         7.3 Costs of Delivery. Subject to the other provisions of this Agreement, Seller shall be responsible for, and shall pay all costs and expenses of, all arrangements necessary to deliver Committed Gas to the Delivery Point(s) and Buyer shall be responsible for, and shall pay all costs and expenses of, all arrangements necessary for the receipt, transportation and delivery to market of the Committed Gas.

         7.4 Redetermination of Index(es) and Index Price Adjustments. If, during the term of this Agreement, (i) an Index used to determine the Index Price for any Delivery Point ceases to be available, (ii) either party believes that another Index more accurately reflects existing market conditions with respect to any Delivery Point(s) than the Index currently being used with respect to such Delivery Point(s), or (iii) either party believes that the Index Price Adjustments with respect to any Index Price for any Delivery Point(s) no longer accurately reflects all actual and reasonable net costs, and/or differentials, customarily taken into account in the natural gas marketing industry in determining basis, and necessary to adjust the Index Price applicable to such Delivery Point(s), then either party may request the other to reconsider the currently-applicable Index or Index Price Adjustment. If the parties cannot agree on a replacement Index or an appropriate change to the Index Price Adjustment in question, then the dispute shall be subject to arbitration in accordance with Section 14.10. The parties shall review the appropriateness of all Index(es) and Index Price Adjustments used hereunder not less than semiannually.


                                 ARTICLE VIII.

                              BILLING AND PAYMENT

         8.1 Invoice. Unless otherwise agreed to by Buyer and Seller, by the fifteenth (15th) Day of each Month following the Month in which Committed Gas was delivered, Seller shall provide Buyer with a written or an electronically transmitted statement in respect of the preceding Month setting forth (a) the quantities of Committed Gas delivered at each Delivery Point(s),
(b) the Contract Price applicable to such Committed Gas at each such Delivery Point(s), (c) any amounts due Seller in respect of any Buyer's Event (including reasonably satisfactory evidence of such amount), and (d) any amounts due Seller in respect of an Imbalance Penalty or violation of an OFO for which Buyer is responsible (including reasonably satisfactory evidence of such amounts), together with an invoice for payment based thereon. If actual quantities delivered at each of such Delivery Point(s) are not available by the fifteenth (15th) Day of the Month, Seller may furnish statements and invoices based on Seller's Estimate, which statements and invoices shall be adjusted to reflect actual deliveries as soon as practicable after such actual deliveries become known. Within five Business Days of the request of either party, the other party shall provide, to the extent it has a legal right of access thereto and/or such statement is then available, a copy of the Transporter's allocation or imbalance statement applicable to the Committed Gas for the requested period. Buyer shall cooperate with Seller in helping Seller obtain all information necessary or desirable to prepare Seller's statements and invoice in accordance with this Section 8.1.

         8.2 Monthly Payment. By no later than the twenty-fifth (25th) Day of the Month following the Month in which Committed Gas was delivered, Buyer shall pay, in immediately available funds via wire transfer (or other mutually agreeable manner) and otherwise in accordance with Section 14.5, 50% of the amount due Seller, net of any amounts due Buyer in accordance with the terms of this Agreement. The remaining 50% of such amount shall be paid, in the manner set forth in the preceding grammatical sentence, on the final Day of the Month in question; PROVIDED, HOWEVER, THAT notwithstanding anything in this Agreement to the contrary, Buyer, at its sole election and discretion, shall have the right to defer payment to Seller of 20% of the remaining 50% of the amount due Seller (the "Deferred Amount") until the 15th Day of the Month following the end of the Month in question. If Seller provides Buyer with a written or electronically transmitted statement and accompanying invoice in accordance with Section 8.1, and if Buyer does not receive such statement and invoice until after the 15th Day of the Month, then (x) Buyer's initial 50% payment hereunder shall be due ten (10) Days after Buyer's receipt of such statement and invoice and (y) Buyer's final 50% payment hereunder shall be due five (5) Days after the initial payment was due in accordance with clause (x) (unless Buyer elects to defer payment of the Deferred Amount, in which case the Deferred Amount shall be due ten (10) Days after the initial payment was due in accordance with clause (x)). If Buyer and Seller have agreed, in accordance with Section 8.1, that it is unnecessary for Seller to provide Buyer with a statement and accompanying invoice hereunder, then Buyer's payments hereunder shall be payable in accordance with the first two grammatical sentences of this
Section 8.2, and shall be based on (1) applicable Transporter statements or,
(2) Seller's Estimate, but only if such

Transporter's statements are not available by the 15th Day of the Month in question (it being understood that such Seller's Estimate shall be adjusted to reflect actual deliveries as soon as practicable after such actual deliveries become known). Buyer shall submit to Seller with each Monthly payment a written or electronically transmitted schedule showing, for each Delivery Point(s) for such Month, (a) the quantity of Committed Gas delivered to such Delivery Point(s) and any reductions thereto due to downstream processing pursuant to Section 3.6(c), (b) the Contract Price applicable to such Committed Gas, indicating where appropriate the applicability of the Base Price or the Alternate Price, (c) the Index Price, (d) any Index Price Adjustments, (e) any amounts due Buyer in respect of any Seller's Event (including reasonably satisfactory evidence of such amounts), and (f) any amounts due Buyer in respect of an Imbalance Penalty or violation for which Seller is responsible (including reasonably satisfactory evidence of such amounts). If the Day on which payment is due under this Section 8.2 does not fall on a Business Day, then Buyer's payment shall be due on the next succeeding Business Day. Seller shall cooperate with Buyer in helping Seller obtain all information necessary or desirable to prepare Buyer's payment statements in accordance with this
Section 8.2.

         8.3 Disputed Statements. Should a statement be disputed by a party in good faith, the disputing party will pay any undisputed amount and will notify the other party in writing of the disputed amount and the basis for the dispute. Payment of the undisputed portion of a statement will not be deemed a waiver of the paying party's right to recoup any overpayment, and acceptance of such payment will not be deemed a waiver of the accepting party's right to recover any underpayment. The party that rendered the disputed statement will promptly investigate the dispute and will submit a corrected statement, if necessary, within thirty (30) Days after receiving notice of the dispute. If the parties cannot agree on the disputed amount within such 30-Day period, then, if upon resolution of the dispute, a party is determined to have underpaid the amount actually due, the party will remit the amount due, plus interest thereon from the date such amount should have been paid until such amount has been received by the underpaid party, calculated at the rate stated in Section 8.5 herein. If upon resolution of the dispute, a party is determined to have overpaid the amount actually due, the party to whom such overpayment was made will refund the excess paid, plus interest thereon calculated at the rate stated in Section 8.5 herein.

         8.4 Errors. If an error is discovered in any statement rendered hereunder, such error shall be adjusted within thirty (30) Days after notice of the discovery of the error. Any dispute which is not timely resolved shall be subject to arbitration in accordance with Section 14.10.

         8.5 Overdue Payments. Subject in all respects to Section 8.3, if either party fails to pay the amount due the other party when due hereunder as set forth in Section 8.2, then interest on any such unpaid and overdue amount shall accrue until paid at the Reference Rate. In addition, in the event that Buyer elects to defer the payment of the Deferred Amount, as permitted in
Section 8.2, interest thereon shall not be incurred and shall not accrue until after the same is due.

         8.6 Audits. Each party shall keep and maintain true and correct books, records, files and accounts of all information reasonably related to the transactions contemplated by this Agreement, including all measurement records, all information used to determine prices and calculate invoices, and all invoices, statements, and payment records (collectively, the "Records"). All such Records shall be maintained for at least thirty-six (36) Months after the Month to which they pertain. Either party may, at its own expense, audit and copy the other party's Records at any time during normal business hours upon at least fifteen (15) Days written notice. Any statement, charge or payment under this Agreement will be deemed final unless disputed in accordance with Section 8.3 within twenty-four (24) Months from the final Business Day of the calendar year in which such statement, charge or payment is made or rendered, except for any adjustments to such statement, charge or payment due to volume adjustments of Committed Gas delivered at the Delivery Point(s) and other adjustments caused by Transporters' statements affecting payments for Committed Gas or Imbalance Penalties.

         8.7     INDEMNITIES.

                 (a) Seller's Indemnities. Seller shall, in accordance with this Section 8.7, indemnify, defend and hold Buyer harmless from and against any and all claims (including, without limitation, personal injury claims), costs, losses, causes of action, judgments, penalties, fines, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees and costs of court); of any kind whatsoever (all of the foregoing being hereinafter called "Losses") arising from or associated with (i) Gas prior to the delivery of the same to Buyer at the Delivery Point, (ii) any liabilities for which Seller is responsible and arising under Sections 11.3 or 11.4 hereof,
(iii) a breach of Seller's warranties in Section 14.1, or (iv) Gas delivered by Seller hereunder, in respect of which claims of any type whatsoever are asserted by or on behalf of owners of landowners' royalties, overriding royalties, production payments, net profits interests or other types of non-operating interests in oil and gas leases. Notwithstanding anything stated in this Agreement to the contrary, the respective liability (under this Section
8.7 and under any other provision of this Agreement) of each of the undersigned parties executing this Agreement as a Seller shall be several, not joint, and shall be limited solely to those Losses (or the pro rata portion of such Losses) arising from or attributable to Gas delivered by such Seller hereunder (and each such Seller shall in no way be liable under this Section 8.7 for any Losses arising from or attributable to any Losses relating to Gas delivered hereunder by another Seller).

                 (b) Buyer's Indemnities. Buyer shall, in accordance with this Section 8.7, indemnify, defend and hold each Seller harmless from and against any and all Losses arising from or associated with (i) Committed Gas after the delivery and receipt of the same to Buyer at the Delivery Point, or
(ii) any liabilities for which Buyer is responsible and arising under Sections
11.3 or 11.4.

                 (c) Claims for Indemnification. If either party seeks indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall give the party from whom indemnity is sought (the "Indemnifying Party") prompt written notice of any matters which may give rise to a claim for indemnification under this Section 8.7; provided, however, that failure or delay in notification shall not relieve the Indemnifying Party from liability hereunder unless (and only to the extent that delay in notifying the Indemnifying Party of such claim hinders or prevents the Indemnifying Party's defense of such claim or hinders or prevents the Indemnifying Party from obtaining the benefits of existing insurance coverage for some or all liability attributable to a Loss which would otherwise have been available to the Indemnifying Party but for said delay), in which case (and only to such limited extent), the Indemnified Party hereby WAIVES AND RELEASES the Indemnifying Party from any liability attributable to or arising from such claims, regardless of whether such claims were attributable to the negligence or strict liability of the Indemnifying Party. The Indemnifying Party shall have the right, in its own name or otherwise, to contest and defend by all appropriate legal or other proceedings any claim, provided, however, that:

                         (i)   Notice of the Indemnifying Party's intention to
so contest shall be delivered to the Indemnified Party within fifteen (15) Days from the date of the Indemnifying Party's receipt of the Indemnified Party's notice;

                         (ii)  The Indemnifying Party shall pay all costs and
expenses which it incurs in connection with such contest, including but not limited to all attorneys', accountants' and expert witnesses' fees and the cost of any bond which the Indemnifying Party is required by law to post in connection with such contest; and

                         (iii)  The Indemnifying Party shall conduct such
contest with attorneys approved by the Indemnified Party (which approval shall not be unreasonably withheld), but the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at its own cost and expense. If the Indemnified Party does not elect to participate in any such proceedings, it shall be bound by the results obtained by the Indemnifying Party, but the Indemnifying Party shall not enter into any settlement or compromise of the claims being contested in such proceeding without the consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                 (d) Payment and Consent. Amounts which the Indemnifying Party must pay the Indemnified Party hereunder shall be due within thirty (30) Days after (i) the Indemnified Party has paid any Losses subject to the Indemnifying Party's indemnity hereunder and (ii) the Indemnified Party has presented the Indemnifying Party with reasonably satisfactory evidence that the amount of such Losses has been paid; provided, however, that notwithstanding anything stated herein to the contrary with regard to amounts paid in settlement of such Losses, the Indemnifying Party shall only be liable for Losses attributable to amounts paid in settlement of any claims to the extent that the Indemnifying Party has consented thereto in writing, and in the event the Indemnified Party settles or otherwise consents to liability on any claims without the prior written consent of the Indemnifying Party thereto, the Indemnified Party hereby WAIVES AND RELEASES the Indemnifying Party from any liability for such claims (and any Losses attributable to amounts paid in settlement thereof, regardless of whether such Losses are attributable (in whole or part) to the negligence or strict liability of the Indemnifying Party). Any amounts which the Indemnifying Party owes but does not pay when due under this Section 8.7 shall bear interest until paid at the Reference Rate.


                                  ARTICLE IX.

                    EFFECTIVE DATE AND TERM; RELEASE OF GAS

         9.1     Generally.         This Agreement shall be effective as of the
Effective Date and shall continue and remain in full force and effect until the first to occur of the following: (a) the tenth (10th) anniversary of the Effective Date (it being understood that, subject to the other terms and conditions of this Section 9.1, this Agreement shall be automatically extended for one Year, beginning with the tenth (10th) anniversary of the Effective Date, and continuing on each subsequent anniversary of the Effective Date thereafter, without necessity of further action of either party so long as APACHE GATHERING COMPANY remains a member of LLC), (b) termination of this Agreement pursuant to Section 9.2, (c) termination of this Agreement by Seller for a Material Buyer Take Event in accordance with Section 4.2(c), (d) termination of this Agreement upon occurrence of a Buyer Bankruptcy Event or a Seller Bankruptcy Event in accordance with Section 12.1(c)(i), (e) termination of this Agreement by Seller for a Buyer Payment Event in accordance with
Section 12.1(c)(i), (f) Seller's dissolution, (g) Buyer's dissolution, or (h) December 31, 2020.

         9.2     Restricted Gas; Release of Committed Gas.

                 (a) Generally. The parties acknowledge that Buyer's loss of Committed Gas due to (i) the lawful withdrawal of APACHE GATHERING COMPANY as a member of LLC, or (ii) a Disposition of Gas designated hereunder as Committed Gas (the instances described in clauses (i) and (ii) being hereinafter referred to as "Restricted Gas Trigger Events" or a "RGTE") could jeopardize Buyer's ability to satisfy its contractual obligations to deliver Gas to third parties. The parties therefore agree that Buyer, acting in accordance with the provisions of this Section 9.2, may declare certain Committed Gas to be Restricted Gas (as defined in Section 9.2(b)), which Restricted Gas shall continue to be sold to Buyer notwithstanding the occurrence of a RGTE, pursuant to the terms of this Agreement or pursuant to a Restricted Gas Purchase Agreement (as defined below), as more particularly hereinafter set forth in this Section 9.2. Notwithstanding the continued sale of Restricted Gas to Buyer, Buyer shall release only the affected Committed Gas that is not Restricted Gas from the terms of this Agreement, effective (x) in the case of a Disposition, upon the closing of the Disposition, and (y) in the case of a lawful withdrawal of APACHE GATHERING COMPANY as a member of LLC, upon the effective date of such withdrawal.

                 (b)     Restricted Gas Defined; Restricted Gas Determinations.

                         (i)      "Restricted Gas" shall mean Committed Gas,
the release of which, can reasonably be determined by Buyer to result in Buyer's being unable to fulfill its obligations to deliver Gas to third parties in a commercially reasonable manner and otherwise in accordance with the Buyer's then-existing contractual obligations at the time Buyer makes its determination that Committed Gas shall be Restricted Gas under this Section 9.2(b). Notwithstanding anything stated herein to the contrary, however, no contractual obligation of Buyer to deliver Gas to third parties that Buyer enters into on or after the RGTE Notice Date (hereinafter defined) may be considered by Buyer in connection with its Restricted Gas determination under this Section 9.2. "RGTE Notice Date" shall mean (x) in the case of a lawful withdrawal of APACHE GATHERING COMPANY as a member of LLC (herein sometimes a "Withdrawal RGTE"), on the date that Buyer receives notice of APACHE GATHERING COMPANY'S intent to withdraw as a member of the LLC, or (y) in the case of a Disposition (herein sometimes a "Disposition RGTE"), on the date that Buyer receives notice from Seller in accordance with the provisions of Section 3.3(b) hereof, relating to the proposed Disposition.

                         (ii)     Buyer shall determine whether Committed Gas
shall be Restricted Gas as the result of a Restricted Gas Trigger Event (1) with respect to a Disposition RGTE, within the period set forth in Section 3.3(b), (2) with respect to a Withdrawal RGTE (including, without limitation, the withdrawal of APACHE GATHERING COMPANY in consequence of a Material Buyer Take Event), as soon as practicable, but in no case longer than sixty (60) Days following Buyer's receipt of Seller's notice of its intent to lawfully withdraw as a member of LLC.

                         (iii)    In connection with a Withdrawal RGTE, Buyer's
Restricted Gas determination shall be made in writing, and shall describe the Restricted Gas that shall remain subject to the terms of this Agreement, as more particularly set forth in, and subject in all respects to, Section 9.2(c) below.

                         (iv)     In connection with a Disposition RGTE,
Buyer's determination shall be made in writing, and shall set forth the terms on which such Restricted Gas shall continue to be sold to Buyer pursuant to a Restricted Gas Purchase Agreement, subject in all respects to Sections 9.2(d) and 9.2(e) below.

                         (v)  If Buyer does not notify Seller of Buyer's
determination as to the existence of Restricted Gas within the periods set forth in Section 9.2(b)(ii) above, Buyer shall be deemed to have agreed to release all Committed Gas from the terms of this Agreement, effective as of the dates set forth in Section 9.2(a)(x) or Section 9.2(a)(y), as applicable, and this Agreement shall terminate (1) with respect to Disposition Gas, only as to such Disposition Gas, but subject in all respects to Section 9.3, and (2) with respect to the lawful withdrawal of APACHE GATHERING COMPANY as a member of LLC, as to all Committed Gas sold hereunder, but subject in all respects to
Section 9.3. THE CONSEQUENCES DESCRIBED IN THE PRECEDING GRAMMATICAL SENTENCE SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR BUYER'S FAILURE TO NOTIFY SELLER, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, OF BUYER'S DETERMINATION REGARDING THE EXISTENCE OF RESTRICTED GAS (IF ANY) IN CONNECTION WITH A DISPOSITION, AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED IN RESPECT OF SUCH EVENT.

                         (vi)  Seller shall continue to sell Committed Gas to
Buyer under the terms of this Agreement until (x) in the case of a Disposition RGTE, the closing of the Disposition (subject to Sections 9.2(d) and 9.2(e)), and (y) in the case of a Withdrawal RGTE, the effective date of such withdrawal subject to Section 9.2(c).

                 (c) Continuation of This Agreement as to Restricted Gas in Connection with Withdrawal.

                         (i)      After Buyer's Restricted Gas determination in
connection with a Withdrawal RGTE, Seller shall continue to sell Committed Gas to Buyer pursuant to an amendment modifying this Agreement to conform in all material respects with gas purchase agreements then being entered into between the LLC and Participating Producers, and further modified to (A) reflect the release of all Withdrawal Gas (hereinafter defined) and/or Delivery Point(s) associated with such Withdrawal Gas, and (B) limit the otherwise applicable term of this Agreement to the period set forth in Buyer's Restricted Gas determination in connection with the applicable Withdrawal RGTE, such period not to exceed two (2) years from the date of such Restricted Gas determination. It is specifically understood and agreed that Buyer and Seller shall execute and deliver such amendment, which shall be consistent with the terms of this
Section 9.2(c)(i) and otherwise reasonably satisfactory in form and substance to them both, within 30 days after the date of such Restricted Gas determination. Simultaneously with the execution and delivery of such amendment, Buyer and Seller shall also execute and deliver a Participant Profit Sharing Agreement with respect to Gas sold under such amendment, which shall have a Participant Aggregate Profit Sharing Amount equal to that which shall be applicable to participant profit sharing agreements in effect or entered into between the LLC and Participating Producers for the LLC fiscal year in which such Participant Profit Sharing Agreement is executed and delivered.

                         (ii)     Promptly following the notice of a lawful
withdrawal (or a proposed lawful withdrawal) of APACHE GATHERING COMPANY as a member of LLC and the designation of any such Gas as Restricted Gas by Buyer, in accordance with Section 9.2(b), Buyer shall (A) release all Committed Gas from the terms of this Agreement, other than the Restricted Gas (such Committed Gas released in accordance with this Section 9.2(c) is referred to herein as "Withdrawal Gas"), (B) continue to purchase the Restricted Gas pursuant to the terms of this Agreement, as modified in accordance with Section 9.2(c)(i), (C) diligently seek to obtain alternate sources of Gas from third parties on economic terms comparable, in Buyer's commercially reasonable judgment, to those under which Restricted Gas continues to be sold to Buyer hereunder pursuant to Section 9.2(c)(i), and (D) release any and all Restricted Gas promptly when (1) Buyer has obtained acceptable alternate sources of Gas as specified in Section 9.2(c)(ii)(C) or
(2) Seller has given Buyer cash or other consideration satisfactory to Buyer in consideration of Buyer's release of the Restricted Gas. Upon Buyer's release of any and all Restricted Gas in accordance with (D) above (or upon the initial determination by Buyer in connection with Section 9.2(b) above that there is no Restricted Gas), this Agreement shall automatically terminate as between such Seller and Buyer (subject in all respects, however, to Section 9.3), without any further notice to or action by any party hereto.

                 (d) Restricted Gas in Connection with a Disposition. Upon a proposed Disposition of Committed Gas by a Seller and the designation by Buyer (pursuant to the terms of Section 3.3 and this Section 9.2) of any Restricted Gas with respect to any Disposition Gas, Buyer shall (i) release all Disposition Gas, (ii) purchase the Restricted Gas under a Restricted Gas Purchase Agreement (as defined below), as more particularly set forth in
Section 9.2(e), and (iii) release any and all Committed Gas that otherwise would have been deemed Restricted Gas in connection with such Disposition if, prior to the consummation of the Disposition, such Seller has given Buyer cash or other consideration satisfactory to Buyer in consideration of Buyer's release of the Restricted Gas. If a contemplated Disposition (whether such Disposition is consummated in a single or in multiple related transactions) involves a Disposition of substantially all of the assets of APACHE GATHERING COMPANY and APACHE GATHERING COMPANY contemplates withdrawing as a member of LLC in connection with such Disposition(s), then unless Buyer otherwise agrees in writing, each of such transactions shall be treated as a Disposition for purposes of Sections 9.2(d) and (e), rather than a withdrawal under Section 9.2(c) which terms shall include, among others, (w) a provision for the sale of the Restricted Gas to Buyer at a price equal to the price that Buyer pays hereunder to Seller (calculated on an MMBtu basis), (x) a provision for the quantity or quantities of Gas to be sold to Buyer thereunder to equal the quantity(-ies) of Restricted Gas determined by Buyer to be applicable to the Disposition in question, (y) a provision for the applicable Delivery Point(s), and (z) a provision for the term of Restricted Gas Purchase Agreement to continue for the applicable Term (as defined in the Restricted Gas Purchase Agreement).

                 (e) Restricted Gas Purchase Agreement. On or before the closing of a Disposition with respect to which Buyer has determined that there is Restricted Gas, but not later than five (5) Days after the date of Buyer's Restricted Gas determination in respect of a Disposition RGTE, Buyer and Seller shall execute and deliver a separate gas purchase agreement in substantially the form attached hereto as EXHIBIT B (the "Restricted Gas Purchase Agreement"). Upon consummation of the applicable Disposition, such Restricted Gas Purchase Agreement shall be effective as of the effective date of the applicable Disposition (it being understood that Seller shall make as an express condition to the consummation of the Disposition, the assumption by the transferee of Seller's obligations pursuant to such Restricted Gas Purchase Agreement). Notwithstanding anything stated herein to the contrary, in the event that the Disposition is not consummated within one hundred eighty (180) days following Buyer's receipt of Seller's notice provided in accordance with
Section 3.3(b), then the Restricted Gas Purchase Agreement shall automatically terminate, without further action by or notice to any party, and any Restricted Gas contemplated to be covered thereby shall continue to be Committed Gas under this Agreement.

         9.3 Survival. Notwithstanding anything stated in this Agreement to the contrary, termination of this Agreement shall in no way relieve any party from any obligations or liabilities accrued as of the date of termination, and any imbalances in receipts or deliveries shall be corrected to zero within 60 Days after such date. All indemnity obligations of the parties shall survive the termination of this Agreement.


                                   ARTICLE X.

                                 FORCE MAJEURE

         10.1 Generally. In the event of either party hereto being rendered unable, wholly or in part, by Force Majeure (hereinafter defined) to carry out its obligations under this Agreement, other than the obligation to make payments due hereunder, such party shall notify the other party by telephone as soon as possible of the Force Majeure event and thereafter, as soon as practicable, provide full particulars of such Force Majeure in writing, by facsimile or other commercially reasonable means, to the other party within ten
(10) Days after the occurrence of the cause relied on. The obligations of the parties, so far as they are affected by such Force Majeure, shall be suspended from the inception of such Force Majeure during the continuance of any inability so caused but for no longer period, and such cause shall be remedied with all reasonable dispatch. Upon termination of the event of Force Majeure, the party who had been affected by such event shall notify the other party by telephone of such termination, and thereafter, as soon as practicable, provide such other party with written notification of such termination by facsimile or other commercially reasonable means, and the parties shall resume performance under this Agreement as soon as practicable (it being understood, however, that Seller's obligation to resume performance hereunder is subject in all respects to the provisions of Section 10.4). The term "Force Majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrection, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, tropical storms, floods, washouts, arrests and restraints of the government (federal, state or local), inability of any party hereto to obtain necessary materials, supplies or permits due to existing or future rules, orders and laws of governmental authorities (federal, state or local), interruptions by government or court orders, present and future orders of any regulatory body having proper jurisdiction, civil disturbances, explosions, sabotage, breakage or accident to machinery or lines of pipe, the necessity for making repairs or alterations to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells (including, without limitation, well blowouts and well craterings), inability or refusal of any Transporter of Gas to receive, transport or deliver Gas sold and purchased hereunder (it being understood that an OFO issued for reasons not within the control of either party shall be considered an event of Force Majeure), and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to overcome. Force Majeure shall also include the inability to acquire, or the delays in acquiring, at reasonable cost and after the exercise of reasonable diligence, any servitudes, right-of-way grants, permits or licenses required to be obtained to enable a party hereto to fulfill its obligations hereunder.

         10.2 Exclusions. The term "Force Majeure" does not include loss of Buyer's markets.

         10.3 Labor Disputes. The settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and the above requirement of the use of diligence in restoring normal operating conditions shall not require the settlement of strikes or lockouts by acceding to the terms of the opposing party when such course is inadvisable in the discretion of the party having the difficulty.

         10.4 Marketing of Force Majeure Gas. If Buyer is unable to take Committed Gas from any Delivery Point(s) due to the occurrence of Force Majeure, Seller, acting in a commercially reasonable manner, may market and sell such Committed Gas from the affected Delivery Point(s) to any third parties free from this Agreement and without any obligation to Buyer during the continuance of the Force Majeure. As soon as the Force Majeure that rendered Buyer unable to take Committed Gas is remedied or terminated, Seller's obligation to thereafter commence selling the Committed Gas to Buyer shall commence following the expiration of any agreement between Seller and third parties for the purchase of Committed Gas that Buyer was unable to take and that Seller subsequently marketed and sold to such parties as permitted by this Section 10.4. It is specifically understood and agreed that any such agreement between Seller and third parties shall be terminable without penalty to Seller on not more than thirty (30) Days' notice, and Seller shall use commercially reasonable efforts to terminate any such agreement within a shorter period so that the Committed Gas being sold thereunder will be available for inclusion in the Seller's Estimate that follows the date on which Seller receives notice from Buyer pursuant to this Section 10.4 that such Force Majeure has been remedied or terminated.


                                  ARTICLE XI.

                              IMBALANCE RESOLUTION

         11.1 Generally. Seller agrees that Gas will be delivered as nearly as practicable at a relatively constant daily rate over the Month, but each party shall be entitled to operate within the tolerances in the applicable Tariff of a Transporter.

         11.2 Cooperation of Parties. The parties recognize that imbalances may occur on Transporters. Accordingly, Buyer and Seller agree to make every reasonable effort to promptly eliminate or minimize such imbalances. The party which is the shipper under the applicable transportation agreement ("Shipper"), shall have the primary responsibility for eliminating or minimizing imbalances, it being understood, however, that the party who is not the Shipper shall cooperate with the Shipper's efforts in all reasonable respects.

         11.3 Liability for Penalties. If any of the Transporter(s) of Committed Gas sold and purchased hereunder elects to transport in accordance with the general terms and conditions of its then applicable Tariff which allow the Transporter(s) to impose Imbalance Penalties, including, without limitation, cash-outs and overrun charges, Buyer and Seller shall be obligated to take such commercially reasonable action as may be necessary in order to avoid imposition of such charges. If, during any Month, Seller or Buyer receives an invoice from a Transporter which includes an Imbalance Penalty, the validity as well as the cause of such Imbalance Penalty shall be determined.
If it is determined that the Imbalance Penalty was imposed as a result of acts or omissions of Buyer or Buyer's resale customer, then Buyer shall pay such Imbalance Penalty and/or shall indemnify Seller for any such Imbalance Penalty or cost as may be incurred by Seller. If it is determined that the Imbalance Penalty was imposed as a result of acts or omissions of Seller (including, without limitation, errors made in Seller's Estimate which are not corrected in time to reasonably permit Buyer to adjust nominations within any deadline established by the Tariff of a Transporter), then Seller shall pay such Imbalance Penalty and/or shall indemnify Buyer for any such Imbalance Penalty or cost as may be incurred by Buyer.

         11.4 Operational Flow Orders. Should either party receive an operational flow order or other order or notice from a Transporter requiring action to be taken in connection with this Agreement or Gas flowing under this Agreement (an "Operational Flow Order" or "OFO"), such party shall notify the other party of the OFO as soon as practicable and simultaneously provide the other party a copy of such OFO by facsimile or other commercially reasonable means. The parties shall take all actions required by the OFO within the period(s) prescribed therein.

                                  ARTICLE XII.

                      CERTAIN EVENTS AFFECTING PERFORMANCE

         12.1    Buyer and Seller Events.

                 (a) Buyer Event Defined. Each of the following shall be deemed a "Buyer Event": (i) Buyer's failure to pay or cause to be paid any undisputed amount owing under this Agreement when due (including, without limitation, interest accrued thereon in accordance with Section 8.5) for fifteen (15) Days, subject in all respects to Buyer's rights under Section 8.3 (a "Buyer Payment Event"); (ii) a Buyer Take Event, as defined in Section 4.2(b); (iii) the occurrence of one or more of the following events with respect to Buyer: (A) the entry of a decree or order for relief against Buyer by a court of competent jurisdiction in any involuntary case brought against Buyer under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for Buyer or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of the Buyer's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law) (E) the commencement by Buyer of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by Buyer to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Member or for any substantial part of its assets or property, or (G) the making by Buyer of any general assignment for the benefit of its creditors (the events referred to in clauses
(A) through (G) being collectively referred to as a "Buyer Bankruptcy Event");
(iv) the inaccuracy, in any material respect, of any representation or warranty made by Buyer in Section 14.15 (a "Buyer Representation Event"); or (v) Buyer's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iv) of this Section 12.1(a)), and if such failure is susceptible of cure before Seller suffers any costs or losses as a result of such Event, such failure is not remedied within thirty
(30) Days of Buyer's receipt of a written notice describing the particulars of such failure in reasonable detail (a "Buyer Covenant Event").

                 (b) Seller Event Defined. Each of the following shall be deemed a "Seller Event": (i) Seller's failure to pay or cause to be paid any undisputed amount owing under this Agreement when due (including, without limitation, interest accrued thereon in accordance with Section 8.5) for a period of sixty (60) Days, subject in all respects to Seller's rights under
Section 8.3 (a "Seller Payment Event"); (ii) a Seller Delivery Event, as defined in Section 4.2(a); (iii) the occurrence of one or more of the following events with respect to Seller: (A) the entry of a decree or order for relief against Seller by a court of competent jurisdiction in any involuntary case brought against Seller under any bankruptcy insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect, (B) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for Seller or for any substantial part of its assets or property, (C) the ordering of the winding up or liquidation of the Seller's affairs, (D) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 Days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law) (E) the commencement by Seller of a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, (F) the consent by Seller to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking of possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Seller or for any substantial part of its assets or property, or (G) the making by Seller of any general assignment for the benefit of its creditors (the events referred to in clauses (A) through (G) being collectively referred to as a "Seller Bankruptcy Event"); (iv) the inaccuracy, in any material respect, of any representation or warranty made by Seller in
Section 14.14 (a "Seller Representation Event"); or (v) Seller's failure to perform any covenant or other obligation in this Agreement (other than those specified in clauses (i) through (iv) of this Section 12.1(b)), and if such failure is susceptible of cure before Buyer suffers any costs or losses as a result of such Event, such failure is not remedied within thirty (30) Days of Seller's receipt of a written notice describing the particulars of such failure in reasonable detail (a "Seller Covenant Event").

                 (c)     Consequences of Events.

                         (i) Except as explicitly provided in this Agreement,
and subject in all respects to the other terms and conditions hereof (including, without limitation, Sections 4.2, 4.3 and 14.4), an Unaffected Party may take such actions as it may be permitted to take under applicable law in consequence of an Event, including, without limitation, the exercise of offset rights under Section 12.2, the right to suspend further performance under this Agreement and the right to terminate this Agreement, but only (A) upon occurrence of a Buyer Bankruptcy Event or a Seller Bankruptcy Event (whereupon this Agreement shall terminate automatically and immediately), (B) upon occurrence of a Buyer Payment Event (whereupon this Agreement shall terminate immediately, but only at Seller's election, and only if Seller had previously given at least ten (10) Days' prior written notice to Buyer of Seller's intent to terminate this Agreement), or (C) upon occurrence of a Material Buyer Take Event, as provided in Section 4.2(c).

                         (ii) An Unaffected Party shall use commercially
reasonable efforts to mitigate costs or losses as a result of an Event, including, without limitation, exercising commercially reasonable efforts to find alternative markets for Committed Gas or alternative supplies of Gas, as applicable.

                         (iii) Unless explicitly indicated to the contrary in
this Agreement, the remedies provided for in this Section 12.1 (including, without limitation, termination of this Agreement) are cumulative of, and may be exercised without prejudice to, any other remedies, whether at law or in equity to which an Unaffected Party may be entitled under this Agreement for any Event.

         12.2 Offset Rights. Without prejudice to the rights or remedies of either party hereunder, each party reserves to itself all rights, offsets, set-offs, counterclaims and like remedies and defenses which such party is or may be entitled to arising from or out of this Agreement or any other contract or agreement to which Buyer and Seller are parties, and Buyer is entitled to offset any payments due Seller hereunder against any payments owed to Buyer under any other contract or agreement to which Buyer and Seller are parties and for which the Seller against whom Buyer intends to exercise its offset rights has defaulted in making such payment under such contract or agreement. It is specifically understood and agreed that all rights, offsets, set-offs, counterclaims and like remedies reserved under this Section 12.2 by each party may be exercised against any Affiliate of the other party to the same extent as if such remedies could be exercised directly against the other party.

                                 ARTICLE XIII.

                              CERTAIN DEFINITIONS

         13.1 Other Definitions. The phrases "Gas production owned or controlled by Seller" and "Gas production acquired or obtained by Seller," as used in this Agreement (including, but not limited to, Section 3.1 hereof), shall mean Gas that is either: (i) owned by Seller as and when it is produced at the wellhead (including, without limitation, residue Gas subject to Section 3.6(c)), (ii) purchased by Seller and resold by Seller to Buyer (such Gas being called "Third-Party Gas"), but only if such Third-Party Gas is (a) being gathered and commingled with Gas owned or controlled by Seller (within the meaning of clauses (i) or (iii) of this Section 13.1) and all such Gas is subsequently gathered, processed or otherwise treated in connection with the marketing of such Gas, or (b) residue Gas subject to Section 3.6(c), which has been commingled with and processed together with Gas owned or controlled by Seller (within the meaning of clauses (i) or (iii) of this Section 13.1), or
(iii) Gas for which Seller has the written authority of the third party owner(s) thereof to act as such owner(s)' representative, agent, or attorney-in-fact in marketing such Gas (including, without limitation, under a joint operating agreement pursuant to which Seller is the operator), but only for the duration of such authorization.


                                  ARTICLE XIV.

                                 MISCELLANEOUS

         14.1 Seller's Title Warranty. Seller warrants title to, or the right to sell, all Gas delivered to Buyer under this Agreement. Seller also warrants that all such Gas shall be free from all liens, encumbrances and adverse claims, other than (i) Liens as permitted under Section 3.7, and (ii) liens mandated by Section 9-319 of the Texas Business and Commerce Code and the statutes, if any, in other jurisdictions with like lien provisions of mandatory application.

         14.2 No Continuing Waiver. The waiver by either party of any breach of any of the provisions of this Agreement shall not constitute a continuing waiver of other breaches of the same or other provisions of this Agreement.

         14.3 Government Regulation. This Agreement is subject to all present and future valid laws, orders, rules and regulations of any regulatory body of the federal government or any state, county or local governmental body having jurisdiction.

         14.4 Exclusion of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS.

         14.5 Notices. Unless otherwise explicitly provided herein, all notices provided for in this Agreement shall be in writing and shall be (i) delivered in person or by messenger, (ii) mailed by Federal Express or similar private courier service, (iii) sent by United States certified mail (return receipt requested), postage prepaid, (iv) by facsimile, telex or telecopier, or
(v) by any other commercially reasonable means, to the addresses of the parties set forth below or to such other addresses as either party may designate in writing to the other party. All notices given hereunder shall be effective on the date of actual receipt at the appropriate address. Notice given pursuant to clause (iv) shall be effective (A) upon actual receipt if received during recipient's normal business hours, or (B) at the beginning of the next Business Day after receipt if received after the recipient's normal business hours.

SELLER:  Wire Transfer Payments:

                         First Bank of Minneapolis
                         ABA #091-000-022
                         Apache Corporation Master
                         Account #1-502-5008-9953
                         For credit of (appropriate name of entity)

                 Notices, Statements and Correspondence:

                         Apache Gathering Company
                         2000 Post Oak Boulevard, Suite 100
                         Houston, Texas  77056-4400
                         Telephone:       (713) 296-6000
                         Facsimile:       (713) 296-6474

BUYER:   Wire Transfer Payments:

                         Producers Energy Marketing, LLC
                         Texas Commerce Bank of Houston
                         ABA No.: 113000609
                         Account No.:      001-00375832

                 Invoices:

                         Producers Energy Marketing, LLC
                         616 F.M. 1960 West, Suite 800
                         Houston, Texas  77090
                         Attn: Manager Gas Accounting
                         Telephone:        (713) 583-6472
                         Facsimile:        (713) 583-5252

                 Notices and Correspondence:

                         Producers Energy Marketing, LLC
                         616 F.M. 1960 West, Suite 800
                         Houston, Texas  77090
                         Attn:  Manager Producer Services
                         Telephone:        (713) 583-6252
                         Facsimile:        (713) 583-5252

         14.6 Assignability. This Agreement shall not be assigned by either party without the prior written consent of the other party.

         14.7 Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS. Any dispute concerning the rights and obligations of Buyer and Seller hereunder, or the interpretation of any provision of this Agreement, shall be resolved in accordance with Section 14.10.

         14.8 Integration. This Agreement sets forth all understandings of Buyer and Seller with respect to the purchase and sale of Committed Gas. All other agreements, oral or written, concerning such purchase and sale are merged into and superseded by this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by both parties.

         14.9    Confidentiality.

                 (a) Parties' Obligations. The terms of this Agreement, including, but not limited to, the Contract Price and all other information exchanged by the parties hereunder, will be kept confidential by the parties unless such information becomes known to the public at large without breach of this Agreement, or a party is obligated to disclose such information to (i) a Transporter or other third party for the purpose of effectuating the sale and transportation of the Gas pursuant to this Agreement, (ii) to meet applicable securities or commodity exchange requirements, (iii) to meet regulatory filing requirements, (iv) to comply with mandatory document production requirements under federal or state Rules of Civil Procedure, a subpoena or other order of judicial or administrative tribunal, (v) to comply with contractual requirements with third parties or (vi) to comply with a request made by a Lender. Without limiting the generality of the foregoing, it is specifically understood and agreed that LLC may disclose a form of this Agreement (excluding EXHIBIT A and such other provisions hereof as may be mutually acceptable to the parties) for informational purposes to parties interested in joining LLC as members or participating producers.

                 (b) Handling of Request for Disclosure. If either party believes that it may be required to disclose information concerning this Agreement that is to be kept confidential pursuant to Section 14.9(a), the disclosing party will notify the other party in writing as soon as practicable in advance of disclosure, specifying the nature of the request and the information to be disclosed. To the extent permitted under statutes, rules, regulations or contractual provisions applicable to the disclosure request, the party required to make disclosure will assert any available privilege permitting non-disclosure of the information that is to be kept confidential hereunder, or request confidential treatment of the disclosed information, including exemption from public disclosure under applicable "open records" and "freedom of information" statutes. The party disclosing information required to be kept confidential under Section 14.9(a) shall use commercially reasonable efforts to obtain from the person to whom disclosure of such information is made an agreement, to be signed by such person and any employee, agent, officer, director or independent contractor of such person to whom disclosure shall be made, such agreement to have terms and conditions substantially the same as those set forth in this Section 14.9.

                 (c) Responsibility for Confidentiality. Each party will be deemed solely responsible and liable for the actions of its employees, independent contractors, officers, and agents for maintaining the confidentiality commitments of this Article, but will be required in that regard only to exercise such care in maintaining the confidentiality of this Agreement as it normally exercises in preserving the confidentiality of its other commercially sensitive documents.

         14.10   Arbitration.

                 (a) Generally. Subject to the provisions of this Section 14.10, all claims, controversies, disputes and other matters in question arising out of, or relating to, this Agreement or the breach hereof shall be decided by arbitration proceedings before three
(3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association then existing unless the parties mutually agree otherwise. This agreement to arbitrate shall bespecifically enforceable under the prevailing arbitration law. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made when the institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The parties shall continue performing their obligations under this Agreement while any arbitration proceeding hereunder is pending. The proceeding shall be held in Houston, Texas or another location mutually agreeable to Buyer and Seller. The arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered by a majority of the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof, the parties hereto consenting to the jurisdiction of such courts for such purpose. The party prevailing in the arbitration shall also be awarded all reasonable attorneys' fees, costs and expenses of arbitration, including, without limitation, all arbitrators' fees, costs and expenses.

                 (b)     Special Provisions Applicable to Pricing Disputes.
The provisions of this Section 14.10(b) shall apply to disputes relating to the determination of the Contract Price, including, without limitation, issues relating to the choice of an applicable Index, Index Price or the determination of Index Price Adjustments (all such disputes being hereinafter called "Price Disputes"). The arbitrators shall be selected in accordance with Section 14.10(a), it being understood, however, that at least one of the arbitrators shall have, prior to appointment, a minimum of five (5) Years' experience in the natural gas marketing industry. Each party shall deliver to the other party and to the arbitrators, within ten (10) Business Days of the appointment of the arbitrators, a written proposal stating such party's proposed outcome, together with supporting materials and documentation. Each party shall submit its response to the other party's proposal within ten (10) Business Days after the arbitrators' and other party's receipt of such proposal. The arbitrators, in their discretion, may request the submission of additional information, and may conduct a hearing on the subject matter of the dispute. Within forty-five
(45) Days after the selection and appointment of the arbitrators, a majority of the arbitrators shall select and adopt either Seller's proposal or Buyer's proposal, without modification or compromise. The arbitrators shall make their decision as follows: (i) in any Price Dispute over an Index, the arbitrators shall decide which of the proposed Indexes presented to the arbitrators, after Index Price Adjustments, best represents the market price for Gas of like quantities and quality at the applicable Delivery Point(s), (ii) in any Price Dispute over Index Price Adjustments, the arbitrators shall decide which proposed Index Price Adjustment presented to the arbitrators best represents the actual and reasonable net costs, and/or differentials, customarily taken into account in the natural gas marketing industry in determining basis, and necessary to adjust the Index Price to the Delivery Point(s), and (iii) in all other Price Disputes, the arbitrators shall consider the terms and conditions of this Agreement and the requirements of applicable Texas law, including, without limitation, the Texas version of the Uniform Commercial Code in effect at the period relevant to the Price Dispute under consideration. The applicable Contract Price during the arbitration shall be the Contract Price offered by the Buyer. Upon the conclusion of the arbitration, such Contract Price, if it has changed as a result of the arbitrators' decision, shall be adjusted retroactive to the first Day of the Month in which the dispute resolved by the arbitration arose. Unless explicitly provided otherwise in this Section 14.10(b), the provisions of Section 14.10(a) shall be applicable to all arbitrations with respect to Price Disputes.

         14.11 Taxes. The Contract Price to be paid by Buyer to Seller for Committed Gas purchased and sold hereunder is inclusive of the reimbursement of one hundred percent (100%) of all state severance tax reimbursement. Production, severance, ad valorem, and/or similar taxes levied on the Committed Gas at or prior to the Delivery Point(s), and all such taxes, if due, shall be paid by Seller; provided, however, that where Buyer is required by law to be responsible for the payment of production, severance or similar taxes, Buyer shall make such payment and the Contract Price payable to Seller shall be correspondingly decreased by a like amount. If state law requires Buyer to remit such taxes to the collecting authority, then Buyer shall do so and deduct the taxes so paid on Seller's behalf from payments otherwise due to Seller hereunder.

         14.12   Construction of Agreement.

                 (a) General Principles. In construing this Agreement, the following principles shall be followed:

                         (i)    no consideration shall be given to the fact or
presumption that one party had a greater or lesser hand in drafting this Agreement;

                         (ii)   examples shall not be construed to limit,
expressly or by implication, the matter they illustrate;

                         (iii)  the word "includes" and its syntactical
variants mean "includes, but is not limited to" and corresponding syntactical variant expressions;

                         (iv)   the plural shall be deemed to include the
singular and vice versa, as applicable;

                         (v)    the term "party" shall refer to all Affiliates
of such party unless the context specifically indicates to the contrary; and

                         (vi)   each exhibit, attachment, and schedule to this
Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Agreement shall prevail.

                 (b) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and may be legal, valid and enforceable.

         14.13 Relationship of Parties. This Agreement does not create a partnership, joint venture, or relationship of trust or agency between the parties.

         14.14 Representations and Warranties of the Seller. Each party executing this Agreement as a Seller hereby represents and warrants to Buyer that as to such Seller on and as of the date hereof (and no party executing this Agreement as a Seller shall be liable to Buyer or another for any inaccuracy of any representation or warranty made hereunder by another party executing this Agreement as a Seller):





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
                 (a) It is duly formed and validly existing and, to the extent it is a corporation, in good standing under the laws of the state or jurisdiction of formation, with all requisite corporate, partnership or limited liability company, as the case may be, power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

                 (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate, partnership, limited liability company, or similar action;

                 (c) It has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

                 (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate any of the material provisions of organizational documents, any material agreement pursuant to which such party or its properties are bound or, to its knowledge, any material applicable laws;

                 (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

                 (f) It has assets of $5,000,000 or more according to its most recent financial statements prepared in accordance with generally accepted accounting principles, consistently applied, and knowledge and experience in financial matters and the oil and gas industry that enable Seller to evaluate the merits and risks of this Agreement.

         14.15 Representations and Warranties of Buyer. Buyer hereby represents and warrants to each party executing this Agreement as a Seller that on and as of the date hereof:

                 (a) It is duly formed and validly existing and in good standing under the laws of the state or jurisdiction of formation, with all requisite limited liability company power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

                 (b) The execution and delivery of this Agreement have been duly authorized and approved by all requisite limited liability company, or similar action;

                 (c) It has all the requisite limited liability company or similar power and authority to enter into this Agreement and perform its obligations hereunder;

                 (d) The execution and delivery of this Agreement do not, and consummation of the transactions contemplated herein will not, violate any of the material provisions of organizational documents, any material agreement pursuant to which such party or its properties are bound or, to its knowledge, any material applicable laws;

                 (e) This Agreement is valid, binding, and enforceable against it in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other laws generally affecting creditor's rights and general principles of equity (whether applied in a proceeding in a court of law or equity); and

                 (f) It has assets of $5,000,000 or more according to its most recent financial statements prepared in accordance with generally accepted accounting principles, consistently applied, and knowledge and experience in financial matters and the oil and gas industry that enable Buyer to evaluate the merits and risks of this Agreement.

         14.16 Seller's Agent. Each party executing this Agreement as a Seller hereby appoints APACHE GATHERING COMPANY as its agent, attorney-in-fact and representative ("Seller's Agent") for the purpose of (i) providing or receiving any other notices required or permitted hereunder, (ii) receiving any amounts or payments due any such Seller hereunder, (iii) making any elections or taking any actions required or permitted hereunder by Seller, including, without limitation, making any amendments to this Agreement or any Exhibit thereto. Buyer is entitled to assume that Seller's Agent is authorized to act on behalf of each Seller hereunder to avoid liability should any dispute as to the matters set forth in the preceding sentence arise. It is specifically understood and agreed, however, that (i) Buyer reserves the right to deal directly with any party upon Buyer's actual awareness of any dispute between a party and its Seller Agent and (ii) Buyer may interplead any amounts in dispute between a party and its Seller Agent in accordance with and subject to the terms of Section 8.7 and Section 14.17.

         14.17 No Third Party Beneficiaries. Any agreement herein contained, expressed or implied, shall be only for the benefit of the parties and their respective legal representatives, successors, and assigns, and such agreements or assumptions shall not inure to the benefit of any other person whomsoever, it being the intention of the parties that no person shall be deemed a third party beneficiary of this Agreement. It is specifically understood and agreed that, in the performance of its duties hereunder, Buyer may interplead funds in its possession with respect to this Agreement if there is a dispute regarding the disposition of such funds between the Seller and a third person, or any party and its Seller's Agent, and Buyer shall be indemnified for all Losses in consequence of such interpleader in accordance with Section 8.7.

         14.18 Further Assurances. Each party shall take such acts and execute and deliver such documents in form and substance reasonably satisfactory to each of them, in order to effectuate the purposes of this Agreement.

         14.19. WAIVER OF CONSUMER RIGHTS. BUYER AND EACH PARTY EXECUTING THIS AGREEMENT AS A SELLER HEREBY WAIVE THEIR RESPECTIVE RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER AND EACH PARTY EXECUTING THIS AGREEMENT AS A SELLER VOLUNTARILY CONSENT TO THIS WAIVER. IN ADDITION, (i) BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER'S LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY SELLER OR AN AGENT OF SELLER, AND (ii) EACH PARTY EXECUTING THIS AGREEMENT AS A SELLER HEREBY REPRESENTS AND WARRANTS TO BUYER THAT SUCH SELLER'S LEGAL COUNSEL WAS NOT DIRECTLY OR INDIRECTLY IDENTIFIED, SUGGESTED, OR SELECTED BY BUYER OR AN AGENT OF BUYER.





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
         IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals by the parties hereto as of the date set forth below the signature of each party, but effective as of the Effective Date.


                                  APACHE GATHERING COMPANY


                                  By: /s/ G. Steven Farris
                                      ------------------------------------------
                                  Name:  G. Steven Farris
                                  Title: President
                                  Date: March 1, 1996
                                        ---------------------------------------
                                                                          SELLER




                                  APACHE CORPORATION


                                  By: /s/ G. Steven Farris
                                      ------------------------------------------
                                  Name:  G. Steven Farris
                                  Title: President and Chief Operating Officer
                                  Date: March 1, 1996
                                        ----------------------------------------
                                                                          SELLER




                                  MW PETROLEUM CORPORATION


                                  By: /s/ G. Steven Farris
                                      ------------------------------------------
                                  Name:  G. Steven Farris
                                  Title: President
                                  Date: March 1, 1996
                                        ----------------------------------------
                                                                          SELLER


                                  DEK ENERGY COMPANY


                                  By: /s/ G. Steven Farris
                                      ------------------------------------------
                                  Name:  G. Steven Farris
                                  Title: President
                                  Date: March 1, 1996
                                        ----------------------------------------
                                                                          SELLER





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

                                  APACHE TRANSMISSION CORPORATION
                                  - TEXAS


                                  By: /s/ G. Steven Farris
                                      ------------------------------------------
                                  Name:  G. Steven Farris
                                  Title: President
                                  Date: March 1, 1996
                                        ----------------------------------------
                                                                          SELLER




                                  APACHE MARKETING, INC.


                                  By: /s/ G. Steven Farris
                                      ------------------------------------------
                                  Name:  G. Steven Farris
                                  Title: President
                                  Date: March 1, 1996
                                        ----------------------------------------
                                                                          SELLER




                                  PRODUCERS ENERGY MARKETING, LLC


                                  By: /s/ William P. Stokes, Jr.
                                      ------------------------------------------
                                  Name:  William P. Stokes, Jr.
                                  Title: Chief Executive Officer
                                  Date: February 29, 1996
                                        ----------------------------------------
                                                                           BUYER





                                       35